EXHIBIT 10.10

FAIRPOINT COMMUNICATIONS, INC. LOGO

521 East Morehead Street

Suite 500

Charlotte, NC  28202
704.227.3612 Direct Line
704.344.1594 Fax

September 3, 2008

Alfred C. Giammarino

c/o FairPoint Communications, Inc.

521 East Morehead Street

Suite 500

Charlotte, North Carolina 28202

Re:          Change in Control and Severance Agreement

Dear Al:

This letter agreement (the “Agreement”) between you and FairPoint Communications, Inc. (the “Company”) sets forth certain rights and obligations with respect to the payment of severance and receipt of certain benefits (the “Severance Benefits”) in the event of the termination of your employment for any of the circumstances described in Paragraph 1, below.  This Agreement shall supersede any prior agreements or other arrangements between you and the Company or its affiliates concerning the receipt of payment or benefits upon your employment termination or in accordance with the Company’s published or unpublished policies.

1.                                                                                       Events That Trigger Severance Benefits.

(a)                                  Termination After a Change in Control.  You will receive Severance Benefits under this Agreement if, within two years after a Change in Control has occurred, the Company terminates your employment without Cause.

(b)                                 Termination Without Cause.  You will receive Severance Benefits under this Agreement if the Company terminates your employment without Cause (as defined herein below) from and after the date hereof but prior to a Change in Control or after the second anniversary of a Change in Control.

(c)                                  Resignation for Good Reason After a Change in Control.  You will receive Severance Benefits under this Agreement if, within two years after a Change in Control has occurred, you resign your employment for Good Reason (as defined herein below).

2.                                       Events That Do Not Trigger Severance Benefits.

You shall not be entitled to receive Severance Benefits under this Agreement if the Company terminates your employment for Cause or your employment terminates on account of death or Disability (as defined herein below), or if you resign without Good Reason.

3.                                       Obligations of the Company Upon Termination

(a)                                  Severance Benefits Following a Change in Control.  Subject to the provisions of Paragraphs 5 and 6 below, if you become entitled to Severance Benefits under Paragraph 1(a) or 1(c) of this Agreement, the Company will provide you the following:

(i)                           any unpaid base salary as of the date of separation, expense reimbursements, accrued benefits, and any earned but unpaid bonus or incentive payment for the fiscal year before the year of termination, provided that any unpaid vested amounts or benefits under the Company’s compensation, incentive or benefits plans will be paid in accordance with the terms of those plans;

(ii)                        a lump sum cash payment of two times your Annual Base Salary (as defined herein below) in effect as of the termination date;

(iii)                     a lump sum cash payment of two times your Annual Incentive Payment (as defined herein below);

(iv)                    a lump sum cash payment equivalent to twenty-four (24) months of COBRA premiums (as customarily charged to other individuals who have terminated from the Company), grossed up for applicable federal and state taxes.  The COBRA premiums shall be based on your coverage election in effect as of the date of termination.  If you elect to continue coverage under the Company’s health care plans pursuant to COBRA, you hereby agree that such coverage will continue only for so long as allowed under COBRA or until you become eligible for another group health plan by virtue of employment; and you shall notify the Company as soon as you become eligible for coverage under another group health plan;

(v)                       a lump sum cash payment equivalent to twenty-four (24) months of LTD and Group Term Life Insurance and any other benefit plan premiums, grossed up for applicable federal and state taxes.  The LTD and Group Term Life Insurance and other benefit plan premiums shall be based on your coverage election in effect as of the date of termination; and

(vi)                    all non-vested and/or unearned long-term incentive awards previously granted to you, including but not limited to restricted stock units, deferred share awards, and stock options shall fully vest and become nonforfeitable; provided, however, that any applicable performance requirement under any long-term incentive awards must be satisfied and will not be deemed waived as a result of this provision.

(b)                                 Severance Benefits Prior to or Two Years after a Change in Control.  Subject to the provisions of Paragraphs 5 and 6 below, if you become entitled to Severance Benefits under Paragraph 1(b) of this Agreement, the Company will provide you with all of the same Severance Benefits as described in Paragraph 3(a) above.

(c)                                  Timing of Payment.  The payment of the Severance Benefits will occur no later than ten (10) days after the effective date of the Release (as specified therein), unless the Company institutes a 409A Suspension Period (as defined below).

(d)                                 Release.  The Severance Benefits are conditioned upon your signing and making effective a general release of claims in a form designated by the Company in its sole discretion (the “Release”).  The Company shall not have any obligation to provide the Severance Benefits in the event you do not sign and make effective the Release.

(e)                                  Other Amounts.  Regardless of whether you sign and make effective the Release, the Company shall pay you any unpaid base salary, expense reimbursements, and any earned but unpaid bonus or incentive payment for the fiscal year before the year of termination within ten (10) days of your termination date.  Any unpaid vested amounts or benefits under the Company’s compensation, incentive or benefits plans will be paid in accordance with the terms of those plans.

4.                                       Definitions

(a)                                  “Annual Base Salary” shall mean the average monthly salary in effect during the twelve (12) months immediately preceding the date of termination, multiplied by a factor of twelve (12).

(b)                                 “Cause” shall mean, as reasonably and in good faith determined by the Company’s Board of Directors, (i) misappropriating any funds or any material property of the Company; (ii) obtaining or attempting to obtain any material personal profit from any transaction in which you have an interest which is adverse to the interest of the Company unless the Company shall first give its consent to such transaction; (iii)(x) the willful taking of actions which directly impair your ability to perform the duties required by the terms of your employment; or (y) taking any action detrimental to the Company’s goodwill or damaging to the Company’s relationships with its customers, suppliers or employees; provided that such neglect or refusal, action or breach shall have continued for a period of twenty (20) days following written notice thereof; (iv) being convicted of or pleading nolo contendere to any crime or offense constituting a felony under applicable law or any crime or offense involving fraud or moral turpitude; or (v) any material failure to comply with applicable laws or governmental regulations within the scope of your employment or any material breach of Company policies and procedures, including a material breach of the Company’s Code of Business Conduct and Ethics.

(c)                                  “Change in Control” shall have the same meaning as in section 14.1 of the FairPoint Communications, Inc. 2008 Long Term Incentive Plan as in effect on the date hereof; provided, however, that there shall be no provision for any threatened or anticipated Change in Control that does not actually occur.

(d)                                 “Disability” shall mean a long-term disability within the meaning of the long-term disability or other similar program applicable to employees at the Company.  At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean your inability to perform, with reasonable accommodation, the essential functions of your position for a period of 180 days in any 360 consecutive day period due to mental or physical incapacity, and determined by an independent physician, selected by joint agreement by you and the Company.

(e)                                  “Good Reason” means your resignation from employment within forty-five days after notice of the occurrence of any of the following without your express written consent:

(i)                           Your key responsibilities or duties as Executive Vice President and Chief Financial Officer (and ignoring for such purpose any temporary responsibilities) are significantly and materially reduced or if you are downgraded to a career band level that is lower than the career band level you are currently in; provided, however, that a “Good Reason” shall not occur merely because of a change in the individual (or position) to whom (or to which) you report;

(ii)                        A reduction in your overall compensation opportunities (as contrasted with overall compensation actually paid or awarded), other than if the Company for business reasons has to reduce bonus opportunities or base salaries of all executives;

(iii)                     The diminishment or elimination of your rights hereunder to the Severance Benefits; or

(iv)                    any material breach by the Company of this Agreement.

You may resign from your employment for Good Reason so long as you tender your written resignation to the CEO or to the Board of Directors within forty-five (45) days after the occurrence of the event that forms the basis for your resignation for Good Reason, and as long as your resignation describes in reasonable detail your objection to any of the matters described in this paragraph 4(e) and provides the Company an opportunity to cure such action or breach within fourteen (14) calendar days after receiving your written resignation.

(f)                                    “Annual Incentive Payment” shall mean the average of the incentive payments made to you in each of the two (2) calendar years immediately preceding the date of termination.

5.                                       Golden Parachute

Your total payments and benefits under this Agreement may exceed the relevant limitations under the “golden parachute” provisions of Code Section 280G.  However, nothing in this Agreement will cause the Company to be required to pay to you any amount in excess of the Severance Benefits provided for in this Agreement.  Notwithstanding the foregoing, in the event any payment or benefit to you under this Agreement or otherwise would (a)constitute a “parachute payment” within the meaning of Code Section 280G and (b)but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (or any comparable successor  or state law provision) and any related interest or penalties (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall receive either (i) the largest portion of such payments and benefits that would result in no portion of such payments and benefits being subject to the Excise Tax or (ii) the full amount of such payments and benefits; whichever of the amounts under (i) and (ii), when taking into account all applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion thereof may be subject to the Excise Tax.  In the event of a reduction hereunder, you will be given the choice of which payments or benefits to reduce to the extent practicable for the Company.  The foregoing calculations shall be made at the Company’s expense by an accounting firm selected by the Company.  You shall remain solely liable for all income taxes, Excise Taxes, or other amounts assessed on any payments or benefits to which you are entitled and nothing in this Agreement or otherwise shall be interpreted as obligating the Company to pay (or reimburse you for) any income taxes, Excise Taxes, or other taxes or amounts assessed against or incurred by you in connection with your receipt of such payments and benefits.

6.                                       409A

The terms of this Agreement (and the terms of any and all other agreements which cover you and are deferred compensation plans subject to Code Section 409A) are intended to comply, and shall be interpreted so as to comply, with Code Section 409A so as to not subject you to any excise tax or penalty under Code Section 409A by virtue of any payment or benefit related to that agreement.  In the event it is determined that any term or provision of this Agreement (and/or of any other agreements covering you which are subject to Code Section 409A) does not so comply with Code Section 409A, then any and all such non-compliant terms or provisions are amended so as to delay payments and benefits (of whatever kind, including stock options, dividends and any other equity-related payments that may be subject to Code Section 409A) in a manner that will comply with all of the following three requirements: (1) conform to Section 409A of the Code; (2) to the extent possible under Code Section 409A, preserve the original intent of that provision; and (3) otherwise be without any reduction in the amount of such payments or benefits ultimately paid or provided to you.  Without limitation of the foregoing, if you are a “specified employee” under Code Section 409A(a)(2)(B), then, except as permitted by Code Section 409A, any payments subject to Code Section 409A will be delayed until the date that is six months after your separation from service (the “409A Suspension Period”), and any such payments or benefits to which you would otherwise be entitled during the first six months after your separation from service will be accumulated and paid or provided on the date that is six months after such separation form service.

7.                                       Non-Competition/Non-Solicitation

(a)                                  Acknowledgements.  You acknowledge and agree that in the course of your employment with the Company, you have been and will be given access to, become familiar with, develop, maintain, and acquire knowledge of the Company’s client, employment and other relationships and confidential information relating to those relationships.  You acknowledge and agree that you will comply with the Company’s confidentiality policies.

(b)                                 Non-competition.  You agree that for a period of twelve (12) months after you leave the employ of the Company for any reason, you shall not, directly or indirectly, for your own benefit or for the benefit of any other person or entity, whether as an owner, director, officer, partner, employee, agent, consultant, for pay or otherwise, perform any supervisory, managerial, marketing, sales, administrative, executive, financial, or research and development or similar services for a rural local exchange carrier business which is headquartered in the Southeastern United States, which shall mean the states of Florida, Georgia, North Carolina and South Carolina or which has substantial business operations in the states of Maine, New Hampshire or Vermont.

(c)                                  Non-solicitation.  You agree that for a period of twelve (12) months after you leave the employ of the Company for any reason, you shall not, directly or indirectly, for your own benefit or for the benefit of any other person or entity, whether as an owner, director, officer, partner, employee, agent, consultant, for pay or otherwise solicit the service of or solicit, induce, encourage, identify or target any person who was employed by the Company during the last year of your employment with the Company, to terminate his or her employment with the Company.

(d)                                 Injunctive Relief.  You recognize that breach of this paragraph 7 may severely and irreparably injure the Company in an amount that cannot be readily calculated.  Therefore, you agree that the Company may, in addition to all other remedies to which it is entitled (including recovery of attorneys’ fees), obtain equitable relief, including a temporary restraining order and/or preliminary injunction, from any court having personal jurisdiction over you.

(e)                                  Reasonable Restrictions.  You acknowledge and agree that the restrictions and covenants contained in this paragraph 7 are reasonably necessary to protect the goodwill and legitimate business interests of the Company, including without limitation the Company’s confidential information and customer, employment and other relationships and that the restrictions are not overbroad, overlong, or unfair (including in duration or scope).

(f)                                    Reformation.  Whenever possible, each provision of this paragraph 7 will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this paragraph 7 is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this paragraph 7 or this Agreement.  If a court determines that at the time this Agreement is presented for enforcement any provisions are overly broad or unenforceable, the parties agree that the court shall reform paragraph 7 to make it enforceable to the maximum extent possible and shall enforce the other terms as written.

8.                                                                                       Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

9.                                                                                       Entire Agreement

This Agreement is the entire agreement between you and the Company and its affiliates with respect to any payments or benefits upon termination of employment.  This Agreement supersedes any prior or contemporaneous oral or written agreements or understandings on the subject.  No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

10.                                 Governing Law

The statutes and common law of the State of North Carolina (excluding its choice of laws provisions) will apply to this Agreement, its interpretation and enforceability, except as provided by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

We look forward to your and the Company’s continued success.

Sincerely,

/s/ Eugene B. Johnson

Eugene B. Johnson

Chairman and Chief Executive Officer

Agreed:	s/ Alfred C. Giammarino
Alfred C. Giammarino